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                                                                    EXHIBIT 5.1

                                April 22, 1999

eToys Inc.
2850 Ocean Park Blvd., Suite 225
Santa Monica, CA 90405

     REGISTRATION STATEMENT ON FORM S-1 (FILE NO. 333-72469)

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (File No. 333-72469), as amended by Amendment No. 1 to Form S-1 and by Amendment No. 2 to Form S-1 (the "REGISTRATION STATEMENT") to be filed by you with the Securities and Exchange Commission on April 22, 1999, in connection with the registration under the Securities Act of 1933 of shares of you Common Stock (the "SHARES"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable. We express no opinion as to matters governed by any laws other than the laws of the State of California, the General Corporate Law of the State of Delaware and the federal securities laws of the United States of America.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                                       Sincerely,

                                       VENTURE LAW GROUP
                                       A Professional Corporation

                                       /s/ VENTURE LAW GROUP